Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 203193 and 333-262891) pertaining to the 2015 Global Incentive Plan and 2015 Employee Stock Purchase Plan of Solaredge Technologies, Inc. of our reports dated February 25, 2025, with respect to the consolidated financial statements of Solaredge Technologies, Inc. and the effectiveness of internal control over financial reporting of Solaredge Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel-Aviv, Israel
February 25, 2025